FIRST AVIATION ANNOUNCES RECORD SALES AND A DOUBLING
                               OF OPERATING PROFIT


WESTPORT, CONNECTICUT, June 7, 2001 - First Aviation Services Inc. (NASDAQ:
FAVS), a leading provider of services to the aerospace industry worldwide, today announced record revenues for the first quarter of $25.6 million and record gross profit for the quarter of $5.2 million.

Net sales increased 14.5% for the quarter ended April 30, 2001 from $22.3 million for the first quarter of the prior year. Gross profit for the quarter increased 9.4% from $4.8 million reported in the prior year. Operating income, before corporate expenses, more than doubled to $0.5 million from $0.2 million in the prior year.

Mr. Michael C. Culver, President and CEO of First Aviation Services, noted "During the quarter we continued to see growth in nearly all our product lines. We have been working hard to improve our bottom line through a combination of growth in sales and vigilance of general and administrative costs. We are starting to see the positive effects of our efforts."

Net income for the quarter was $0.01 per share, as compared to a loss of $0.01 for the prior year quarter.

Mr. Culver added, "Our balance sheet remains strong, with approximately $30 million of cash, or $4.13 of cash per share. Our working capital increased during the quarter. The slight reduction in cash was the result of increased net working capital. With our cash position, and a manageable debt level, we remain in a good position to make opportunistic acquisitions, invest in new service offerings, and increase our international presence through expansion."

The Company announced that it had renewed its $20.0 million credit facility for two years, on substantially the same terms and conditions as the expiring facility. The credit facility with Hudson United Bank provides the Company with long term financing for API's operations and strategic initiatives.

The Company also announced that it had settled any and all current and future claims relating to the sale of its former wholly owned subsidiary, National Airmotive Corporation, to Rolls-Royce North America, Inc. for a nominal amount.

First Aviation, located in Westport, Connecticut is a worldwide leader in providing services to aircraft operators of some of the most widely used commercial and general aviation aircraft. Its operations include Aerospace Products International Inc. ("API").

API, based in Memphis, Tennessee, is a leader in the supply of aerospace products and services worldwide. In addition to the product lines it distributes, API offers supply chain management services and overhaul and repair services for brakes and starter/generators and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be the fastest growing supplier of aviation products and inventory management solutions in the industry.

The Company will host a conference call to discuss first quarter earnings on Friday, June 8, 2001 at 1:00 pm EST. Interested parties should call 1 (800) 865-4435 before 12:45 pm EST on June 8, 2001. A replay will be available for 48 hours. Please call 877-519-4471; PIN is 2649285.

More information about First Aviation can be found on the World Wide Web at http://www.firstaviation.com and, http://www.apiparts.com.


Forward-Looking Statements

Information included in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect the Company's current expectations concerning future events and results. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In evaluating such statements, as well as the future prospects of the Company, specific consideration should be given to various factors, including the Company's ability to obtain parts from its principal suppliers on a timely basis, market and economic conditions, the effects of fuel costs on the Company's customers, aircraft operators and freight carriers utilized by the Company, the ability to consummate suitable acquisitions, and other items that are beyond the Company's control and may cause actual results to differ from management's expectations.

                                      # # #

Contact:      John A. Marsalisi
              Vice President & Chief Financial Officer
              First Aviation Services Inc.
              (203) 291-3303

(See attached financial information)

                          First Aviation Services Inc.

                 Consolidated Condensed Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                             Three Months
                                                                           Ended April 30,
                                                                   -------------------------------

                                                                        2001              2000
                                                                        ----              ----

Net sales                                                            $  25,571         $  22,335
Cost of sales                                                           20,362            17,575
                                                                   -------------     -------------
Gross profit                                                             5,209             4,760
Selling, general and administrative expenses                             4,735             4,531
                                                                   -------------     -------------
Operating income before corporate expenses                                 474               229
Corporate expenses                                                         580               747
                                                                   -------------     -------------
Operating loss from continuing operations                                 (106)             (518)
Net interest income and other                                              213               530
Minority interest in subsidiary                                            (10)              (10)
                                                                   -------------     -------------
Income before income taxes                                                  97                 2
(Provision) benefit for income taxes                                       (10)               11
                                                                   -------------     -------------
Net income from continuing operations                                       87                13

Net loss from discontinued operations, net of benefit
   for income taxes of $- and $66, respectively.                             -              (129)
                                                                   -------------     -------------
Net income (loss)                                                    $      87         $    (116)
  `                                                                =============     =============

                          First Aviation Services Inc.
           Consolidated Condensed Statements of Operations (continued)
                    (in thousands, except per share amounts)
                                   (unaudited)



                                                                               Three Months
                                                                              Ended April 30,
                                                                        --------------------------

                                                                           2001            2000
                                                                           ----            ----

Basic net income (loss) per common share:

Net income (loss) from continuing operations                            $     0.01     $        -
Net income (loss) from discontinued operations                                   -          (0.01)
                                                                        ----------     ----------
Basic net income (loss) per common share                                $     0.01     $    (0.01)
                                                                        ==========     ==========
Shares used in computation of basic net income (loss)
   per common share                                                      7,186,454      7,987,897
                                                                        ==========     ==========

Net income (loss) per common share - assuming dilution:

Net income (loss) from continuing operations                            $     0.01     $        -
Net income (loss) from discontinued operations                                   -          (0.01)
                                                                        ----------     ----------
Net income (loss) per common share - assuming dilution                  $     0.01     $    (0.01)
                                                                        ==========     ==========
Shares used in computation of net income (loss) per common
   share - assuming dilution                                             7,191,651      8,169,357
                                                                        ==========     ==========

                          First Aviation Services Inc.
                      Consolidated Condensed Balance Sheets
                                 (in thousands)




                                                                   April 30,         January 31,
                                                                     2001               2001
                                                                     ----               ----
                                                                  (unaudited)             *
Assets
Current assets:
   Cash and cash equivalents                                     $    29,533        $    31,855
   Trade receivables, net                                             16,580             15,860
   Inventories                                                        20,471             21,803
   Deferred and refundable income taxes,
     prepaid expenses and other                                        4,826              4,849
                                                               --------------     --------------
Total current assets                                                  71,410             74,367

Plant and equipment, net                                               4,533              4,638
Goodwill, net                                                          1,692              1,709
                                                               --------------     --------------

Total assets                                                     $    77,635        $    80,714
                                                               ==============     ==============
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                              $    10,844        $    13,496
   Accrued liabilities                                                 3,848              4,321
   Income taxes payable                                                2,120              2,120
   Revolving line of credit and current portion of
     obligations under capital leases                                    250             11,757
                                                               --------------     --------------
Total current liabilities                                             17,062             31,694

Revolving line of credit                                              11,500                  -
Minority interest                                                      1,041              1,041
Obligations under capital leases                                          89                147
                                                               --------------     --------------
Total liabilities                                                     29,692             32,882

Stockholders' equity:
   Common stock                                                           91                 91
   Additional paid-in capital                                         38,625             38,625
   Retained earnings                                                  19,563             19,476
   Treasury stock                                                    (10,336)           (10,360)
                                                               --------------     --------------
Total stockholders' equity                                            47,943             47,832
                                                               --------------     --------------
Total liabilities and stockholders' equity                       $    77,635        $    80,714
                                                               ==============     ==============

*Balances were derived from the audited balance sheet as of January 31, 2001.

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